UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

May 23, 2018 (May 17, 2018) Date of Report (Date of earliest event reported)

Sonic Foundry, Inc. (Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-30407 (Commission File Number)	39-1783372 (IRS Employer Identification No.)

222 W. Washington Ave Madison, WI 53703 (Address of principal executive offices)	(608) 443-1600 (Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation

On May 17, 2018, the Company approved an increase in the number of authorized shares classified as “9% Cumulative Voting Convertible Preferred Stock, Series A” from two thousand five hundred (2,500) to four thousand five hundred (4,500), which increase will become effective on or about May 23, 2018, by filing Article Supplementary to the Articles of Incorporation of the Company with the Maryland Department of Assessments and Taxation.

Item 5.07 Submission of Matters to a Vote of Security Holders

The Annual Meeting of Stockholders was held on May 17, 2018. A quorum consisting of approximately 90% of the Company's common stock issued and outstanding was represented either in person or by proxy. At the meeting the following proposals were approved by the stockholders:

1.	To elect three directors to hold office for the terms set forth herein and until their successors are duly elected and qualified.

2.
To approve the potential issuance of up to an aggregate 989,400 shares of common stock, consisting of (i) the potential issuance of up to an aggregate of 497,528 shares of common stock upon the conversion of 2,104.54 shares of the Company’s Series A Preferred Stock, which were issued for cash consideration to a certain affiliate of the Company on May 30, 2017, June 8, 2017, August 23, 2017 and November 9, 2017 and (ii) the potential issuance of up to an aggregate of 491,872 shares of common stock upon the conversion of two $500,000 10.75% Convertible Secured Promissory Notes, including accrued interest, into 2,080.62 shares of Series A Preferred Stock, which Notes were issued for cash consideration to a certain affiliate of the Company on January 19, 2018 and February 16, 2018.

3.	To ratify the appointment of Baker Tilly Virchow Krause LLP as our independent auditors for the fiscal year ending September 30, 2018.

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

	For	Against	Withheld	Abstention	Broker
					Non-votes

Proposal #1:
Nelson A. Murphy	1,247,346	0	83,592	0	2,667,251
David F. Slayton	1,248,296	0	82,642	0	2,667,251
Gary R. Weis	1,176,323	0	154,615	0	2,667,251
Proposal #2	1,141,852	185,059	0	4,027	2,667,251
Proposal #3	3,946,774	51,155	0	260	0

Item 9.01 Financial Statements and Exhibits

(a) Exhibits

3.1     Articles Supplementary Dated May 17, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sonic Foundry, Inc.
(Registrant)

May 23, 2018

By:	/s/ Kenneth A. Minor
By:
Title: